EXHIBIT NO. 21(i)
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Subsidiaries of the Registrant

 1.  The National Bank of Blacksburg
     National Banking Association
     Chartered under the laws of the United States of America
     Doing business as The National Bank of Blacksburg and also as The National Bank

 2.  Bank of Tazewell County
     Incorporated under the laws of the State of Virginia
     Doing business as Bank of Tazewell County



















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